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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                                                   Commission File Number 0-8162


                           NOTIFICATION OF LATE FILING

      (Check One): [ ] Form 10-K [ ] Form 11-K [ ] Form 20-F [X]FORM 10-Q

[ ]   Form N-SAR

      For Period Ended: SEPTEMBER 30, 2000

[ ]  Transition Report on Form 10-K       [ ]   Transition Report on Form 10-Q
[ ]  Transition Report on Form 20-F       [ ]   Transition Report on Form N-SAR
[ ]  Transition Report on Form 11-K

       For the Transition Period Ended:________________________________________

  Read attached instruction sheet before preparing form. Please print or type.

      Nothing in this form shall be construed to imply that the Commission has verified information contained herein.

      If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:________________________
_______________________________________________________________________________

                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant   ACCEL INTERNATIONAL CORPORATION

Former name if applicable
_______________________________________________________________________________


Address of principal executive office (Street and Number)
                          75 WEST STREET


City, state and zip code   SIMSBURY, CT 06070
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                                     PART II
                             RULE 12b-25(b) AND (c)

   If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                                    PART III
                                    NARRATIVE

      State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

FORM 10-Q CAN NOT BE FILED WITHIN THE PRESCRIBED TIME PERIOD WITHOUT UNREASONABLE EFFORT OR EXPENSE, BECAUSE THE REGISTRANT IS EXPERIENCING DIFFICULTIES IN ABSORBING THE ACCOUNTING FOR NEW BUSINESSES ACQUIRED DURING THE YEAR 2000; AND THE REGISTRANT NEEDS ADDITIONAL TIME TO PROPERLY ACCOUNT FOR THOSE BUSINESS ACQUISITIONS OCCURRING DURING THIS REPORTING YEAR.


                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

      RICHARD A. LAWRENCE                    (860)         843-7600
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            (name)                        (Area Code)   (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                           [X] Yes   [ ] No
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      (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? o

                                                           [X] Yes   [ ] No

   If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                         ACCEL INTERNATIONAL CORPORATION
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                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  November 13, 2000            By:  /s/ Gerald H. Pastor
                                         --------------------------------------
                                         Gerald H. Pastor
                                         President and Chief Executive Officer


                                    By:  /s/ Richard A. Lawrence
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                                          Richard A. Lawrence
                                          Senior Vice President, Chief Financial
                                          Officer & Treasurer